Exhibit 99.2

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD SCIENCES COMPLETES ACQUISITION OF CV THERAPEUTICS

Foster City, CA, April 17, 2009 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that it has completed its acquisition of CV Therapeutics, Inc. (Nasdaq: CVTX).

On April 17, 2009, CV Therapeutics merged with a wholly-owned subsidiary of Gilead. As a result of the merger, each outstanding share of CV Therapeutics not owned by Gilead, its subsidiaries or CV Therapeutics has been automatically converted into the right to receive $20.00 in cash, without interest, subject to appraisal rights. CV Therapeutics stockholders who did not tender their shares will receive a Notice of Merger and a Letter of Transmittal that will instruct them as to how to receive the merger consideration. The merger follows a cash tender offer for all outstanding shares of CV Therapeutics common stock at $20.00 per share, which was completed at one minute following 11:59 p.m., New York City time (midnight), on April 14, 2009.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Forward Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors including the risks and uncertainties related to Gilead’s ability to successfully integrate the products and employees of Gilead and CV Therapeutics, its ability to increase sales of CV Therapeutics’ approved products and its ability to advance pipeline programs. These risks, uncertainties and other factors, and the general risks associated with Gilead’s business as described in reports and other documents filed with the Securities and Exchange Commission, could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements or other statements included in this press release.

# # #

For more information on Gilead, please call the Gilead Public Affairs Department at

1-800-GILEAD-5 (1-800-445-3235) or visit www.gilead.com.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264